Exhibit 99.2

  Staples Announces a Three-for-Two Stock Dividend and a 25 Percent
                 Increase in the Annual Cash Dividend

    FRAMINGHAM, Mass.--(BUSINESS WIRE)--Feb. 24, 2005--Staples, Inc. (Nasdaq:SPLS) announced today its board of directors approved a three-for-two stock dividend payable on April 15, 2005, to shareholders of record as of March 29, 2005.
    The company also declared an annual cash dividend of $0.25 per share of outstanding common stock, an increase of 25 percent over the prior year's first annual cash dividend of $0.20 per share. The dividend will be payable on April 14, 2005, to shareholders of record on March 28, 2005.

    About Staples

    Staples, Inc. invented the office superstore concept in 1986 and today is the world's largest office products company. With 65,000 talented associates, the company is committed to making it easy to buy a wide range of office products, including supplies, technology, furniture, and business services. With 2004 sales of $14.4 billion, Staples serves consumers and businesses ranging from home-based businesses to Fortune 500 companies in 21 countries throughout North and South America, Europe and Asia. Headquartered outside of Boston, Staples operates approximately 1,680 office superstores and also serves its customers through mail order catalog, e-commerce and contract businesses. More information is available at www.staples.com.

    Certain information contained in this news release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including but not limited to: our market is highly competitive and we may not continue to compete successfully; we may be unable to continue to open new stores and enter new markets successfully; our growth may continue to strain operations, which could adversely affect our business and financial results; our operating results may be impacted by changes in the economy; our stock price may fluctuate based on market expectations; our quarterly operating results are subject to significant fluctuation and are impacted by the extent to which sales in new stores result in the loss of sales in existing stores, the mix of products sold, pricing actions of competitors, the level of advertising and promotional expenses and seasonality; our expanding international operations expose us to the unique risks inherent in foreign operations; our debt level and operating lease commitments could impact our ability to obtain future financing and continue our growth strategy; a California wage and hour class action lawsuit; and those other factors discussed in our annual report on Form 10-K for the year ended January 29, 2005, which we filed with the Securities and Exchange Commission this morning, and any subsequent periodic reports filed by us with the SEC. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

    CONTACT: Staples
             Media Contact:
             Paul Capelli/Deborah Hohler
             508-253-8530/8509
             or
             Investor Contact:
             Laurel Lefebvre/Katy Nash
             508-253-4080/7342